Avnet, Inc.
2211 South 47 Street
Phoenix, AZ 85034

PRESS RELEASE

NOVEMBER 13, 2000

AVNET, INC. FISCAL 2001

ANNUAL MEETING OF SHAREHOLDERS — NOVEMBER 20, 2000
ANNUAL INVESTOR RELATIONS DAY — NOVEMBER 21, 2000

The Avnet, Inc. (NYSE:AVT) Annual Meeting of Shareholders will be held on Monday, November 20, 2000 at 9:30 am at The New York Marriott Financial Center, 85 West Street, New York, NY 10006.

For those shareholders unable to attend the meeting, an audio broadcast of the meeting will be available on the Avnet, Inc. web site, http://www.avnet.com/corporate/investors/calendar.html.

Avnet will also be hosting its Annual Investor Relations Day on Tuesday, November 21, 2000 at The New York Stock Exchange, 12 Broad Street, New York, NY 10006.

Roy Vallee, Avnet’s chairman and CEO, will kick off the meeting at 8:30 am and members of Avnet’s senior management staff will be on hand to provide a review of their highlights and strategies for fiscal 2001. The full agenda for the Investor Relations Day meeting can be found under the Calendar of Events on the Investor Relations Home Page of Avnet’s web site.

Individuals interested in attending this meeting may contact Lillie Scarna, Avnet’s Investor Relations Coordinator, at lillie.scarna@avnet.com or (480) 643-7291, by Thursday, November 16, 2000.

This meeting will be broadcast live over the Internet and a replay will be archived on the Company’s web site. More detailed information on how to participate via the Internet will be available on the Avnet home page, http://www.avnet.com.

Phoenix, Arizona, USA-based Avnet, Inc. (NYSE:AVT), a Fortune 500 company with annual sales exceeding $10 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components and computer products from the leading manufacturers. Serving customers in 62 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering design services.